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----------------                              U.S. SECURITIES AND EXCHANGED COMMISSION                  ----------------------------
 F  O  R  M   3                                        Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           |OMB Number       3235-0104|
                                                                                                        |Expires: October 31, 2001 |
                                                                                                        |Estimated avg. burden     |
                                                                                                        |hours per response.....0.5|
                             Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
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|1.Name and Address of Reporting Person* |2.Date of Event Requiring |4.Issuer Name and Ticker or        |6.If Amendment, Date of   |
|                                        |  Statement               |  Trading Symbol                   |  Original                |
|                                        |  (Month/Day/Year)        |                                   |  (Month/Day/Year)        |
|  Peterson          Michael        A.   |                          |  CoreComm Limited (COMM)          |                          |
|----------------------------------------|        9/29/00           |--------------------------------------------------------------|
| (Last)            (First)        (MI)  |                          |5.Relationship of Reporting Person |7.Individual or Joint/    |
|                                        |--------------------------|  to Issuer                        |  Group Filing            |
|                                        |3.IRS or Social Security  |  (Check all Applicable)           |  (Check Applicable Line) |
|  110 EAST 59TH STREET, 26TH FLOOR      |  Number of Reporting     | ___ Director                      |                          |
|----------------------------------------|  Person (Voluntary)      | _X_ Officer (give title below)    | _X_ Form filed by One    |
|               (Street)                 |                          | ___ 10% Owner                     |     Reporting Person     |
|                                        |                          | ___ Other (specify below)         | ___ Form filed by More   |
|                                        |                          |  Vice President- Corporate        |     than One Reporting   |
|  NEW YORK       NY              10022  |                          |   Development                     |     Person               |
|----------------------------------------------------------------------------------------------------------------------------------|
| (City)         (State)         (Zip)   |                                                                                         |
|                                        |               TABLE I - Non-Derivative Securities Beneficially Owned                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security                         |2.Amount of Securities  |3.Ownership Form:       |4.Nature of Indirect Beneficial    |
|  (Instr. 4)                                |  Beneficially Owned    |  Direct (D) or         |  Ownership                        |
|                                            |  (Instr. 4)            |  Indirect (I)          |  (Instr. 5)                       |
|                                            |                        |  (Instr. 5)            |                                   |
|                                            |                        |                        |                                   |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                            |                        |                        |                                   |
|  COMMON STOCK                              |          76,332 (1)    |        (D)             |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                          SEC 1473 (7-96)
*If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).
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FORM 3 (continued)

          TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of Derivative   |2.Date Exer-      |3.Title and Amount of Securities  |4.Conver-   |5.Ownership   |6.Nature of Indirect   |
|  Security              |  cisable and     |  Underlying Derivative Security  |  sion or   |  Form of     |  Beneficial           |
|  (Instr. 4)            |  Expiration      |  (Instr. 4)                      |  Exercise  |  Derivative  |  Ownership            |
|                        |  Date            |                                  |  Price of  |  Security:   |  (Instr. 5)           |
|                        |  (Month/Day/     |                                  |  Deriva-   |  Direct (D)  |                       |
|                        |  Year)           |                                  |  tive      |  or          |                       |
|                        |------------------|----------------------------------|  Security  |  Indirect    |                       |
|                        | Date    | Expi-  |                    |  Amount or  |            |  (I)         |                       |
|                        | Exer-   | ration |      Title         |   Number    |            |  (Instr. 5)  |                       |
|                        | cisable | Date   |                    |  of Shares  |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
| Employee               |         | 1/12/  |                    |             |            |              |                       |
| Stock Option           |   (2)   | 2008   |    Common Stock    |    11,250   |    $2.77   |     (D)      |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
| Employee               |         | 8/20/  |                    |             |            |              |                       |
| Stock Option           |   (3)   | 2008   |    Common Stock    |    44,997   |    $5.86   |     (D)      |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
| Employee               |         | 8/18/  |                    |             |            |              |                       |
| Stock Option           |   (4)   | 2009   |    Common Stock    |    11,250   |   $21.33   |     (D)      |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
| Employee               |         | 9/13/  |                    |             |            |              |                       |
| Stock Option           |   (4)   | 2009   |    Common Stock    |    52,500   |   $22.33   |     (D)      |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
| Employee               |         | 1/31/  |                    |             |            |              |                       |
| Stock Option           |   (2)   | 2010   |    Common Stock    |    67,505   |   $38.25   |     (D)      |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
| Employee               |         | 4/04/  |                    |             |            |              |                       |
| Stock Option           |   (4)   | 2010   |    Common Stock    |   100,000   |   $14.55   |     (D)      |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) On September 29, 2000, (i)CoreComm Limited, a Bermuda company merged with and into CoreComm Merger Sub, Inc., a Delaware corporation, (ii) subsequently CoreComm Merger Sub, Inc. merged with and into ATX Telecommunications
Services, Inc., a Delaware corporation, and (iii) ATX Telecommunications Services, Inc. changed its name in
Delaware to CoreComm Limited. Shares and options in CoreComm Limited, Bermuda, were converted into shares and options in CoreComm Limited,  Delaware.
(2) 60% of these options are currently vested, with an additional 20% vesting each January 1st.
(3) 22,498 options vest on January 1, 2001, and 22,499 vest on January  1, 2002.
(4) 40% of these options are currently vested, with an additional 20% vesting each January 1st.




**Intentional misstatements or omissions of facts constitute Federal              /s/ Michael A. Peterson                10/05/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (7-96)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

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